EDUCATIONAL AND CONSULTING SERVICES AGREEMENT

This Educational and Consulting Services Agreement (the "Agreement") is made this 15th day of June, 2002 by and between **Johns Hopkins International, L.L.C.**, a Maryland limited liability company ("JHI"), and **Proactive Medicare Enterprises (Hong Kong) Limited** ("PME").

RECITALS

1. JHI has been established by Johns Hopkins Medicine ("JHM") in order to enhance JHM's pre-eminent reputation for clinical care, education and research in the international arena. JHI provides certain educational and consulting services directly and also acts as a point of contact for additional services offered by JHI, The Johns Hopkins University ("JHU") and The Johns Hopkins Health System Corporation ("JHHS") and their faculty and staff located in Baltimore, Maryland (collectively with JHI, the "Hopkins Parties").

2. PME intends to provide a new paradigm for the delivery of preventive healthcare in China (the "Country"). Initially, PME will focus on development of facilities (the "Facilities") providing high quality obstetric and gynecology services (the "Project"). The Facilities will include associated fitness and wellness centers.

3. PME and JHI desire to enter into this Agreement in order to set forth the terms and conditions pursuant to which JHI will provide (directly or by subcontract with JHU, JHHS and their affiliates) certain services to PME. PME acknowledges that JHI's role is one of education and consultation to assist PME in enhancing the quality of services delivered to patients ("Patients") within the Country. Services of JHI will be provided primarily by faculty and staff located in Baltimore, Maryland with only limited travel being contemplated to the Country.

NOW THEREFORE, in consideration of the premises, and of the mutual covenants and conditions contained herein, JHI and PME agree as follows:

1. ***Educational and Consulting Services.*** JHI will make available to PME the following educational and consulting services related to obstetrics and gynecology (the "Educational and Consulting Services" or "Services") as described on **Exhibit A** to this Agreement.

2. ***Fees for Educational and Consulting Services.***

(a) PME shall pay for actual time of personnel of JHI, JHU, JHHS or their affiliates ("Staff Time") spent in providing Educational and Consulting Services either on an hourly basis at the rates described in this Section or at a fixed fee per engagement calculated by JHI by estimating total hours required. PME shall not be obligated to use any specific amount of Educational and Consulting Services nor shall JHI be obligated to provide any specific amount of Educational and Consulting Services (except as reasonably necessary to allow crediting of the prepayments for Educational and Consulting Services described below in this Section). Prior to

Educational and Consulting Services in question (an "Authorization") which shall describe such Educational and Consulting Services in detail including, without limitation, expected deliverables to PME, time for completion, the amount of Staff Time to be reimbursed, other programmatic compensation as applicable and a payment schedule. Current hourly rates for Staff Time (which are subject to change on thirty (30) days prior written notice commencing twelve (12) months from the date of this Agreement) are set forth on **Exhibit B** to this Agreement.

(b) PME will pay to JHI: (i) US$200,000 as a prepayment for Educational and Consulting Services during the first Contract Year (a "Contract Year" being each succeeding twelve (12) month period from the date of this Agreement), and (ii) US$50,000 as an administrative and project management fee. The payment of US$200,000 shall be applied to invoices for Educational and Consulting Services provided during such initial Contract Year. Any unused portion shall be retained by JHI. The payment of US$50,000 belongs solely to JHI and shall not be applied to payment for Educational and Consulting Services. PME shall pay such amounts as follows: (i) US$50,000 for the administrative and project management fee and US$50,000 of the prepayment for Educational and Consulting Services within twenty-one (21) days from the date of this Agreement, and (ii) the remaining US$150,000 within sixty (60) days from the date of this Agreement.

(c) In addition, commencing with the second Contract Year and for each Contract Year thereafter, PME shall pay JHI: (i) an annual administrative and project management fee of US$20,000, and (ii) an annual prepayment for Educational and Consulting Services of US$50,000 (which shall be applied to Educational and Consulting Services purchased by PME during the Contract Year with any excess retained by JHI). Such payments shall be due to JHI within thirty (30) days after the commencement of each Contract Year.

(d) Prepayments for Educational and Consulting Services as described in this Section shall be credited by JHI to invoices during each Contract Year in question until fully applied. PME shall be responsible for payment for any additional Educational and Consulting Services in accordance with **Exhibit B** and as further described in Section 2(a) above. In addition, such prepayments shall be applied only to Educational and Consulting Services and not to any other costs such as, for example, travel and lodging.

3. ***Obligations of PME.***

(a) PME will pay JHI for: (i) Educational and Consulting Services in accordance with the agreed upon Authorizations, and (ii) other services as may be provided for elsewhere in this Agreement and (iii) reasonable and customary costs incurred by JHI in closing this transaction such as, for example, fees of any attorney retained by JHI to advise it on matters of Chinese law and costs of any necessary translation. All payments due JHI pursuant to this Agreement shall be made in United States Dollars and without any setoff or deduction for any taxes, withholds or other sums due to or within the Country or any other country in which a Facility may be located or to or within any political subdivision of the Country or such other country (all of which shall be the responsibility of PME). PME shall gross up any fees and charges due to JHI or any other Hopkins Parties such that the net unrestricted amount available to JHI or such other Hopkins Party within the United States is equal to the sums otherwise due pursuant to this Agreement with no diminution for any taxes or withholds

imposed by the Country or any political subdivision of the Country. The parties agree to amend payment provisions set forth in this Agreement based on future advice of legal counsel in order to reduce the overall tax exposure, if any, of JHI within the Country or within the United States. Any payment due pursuant to this Agreement that is not made within thirty (30) days of the date due shall: (i) be subject to a 5% late charge which is intended to cover in part the administrative expense incurred by JHI in handling a late payment, and (ii) accrue interest from the date due until paid in full at the rate of 10% per annum. In addition to such fees, PME shall pay directly any costs for personnel of JHI or its subcontractors to travel to the Country in connection with providing the Services when necessary and if agreed upon in writing in advance by PME. Such costs include, without limitation, travel, lodging, ground transportation and meals. JHI will not send any personnel to the Country unless satisfactory advance arrangements have been made for payment by PME of all such costs. Travel and lodging shall be consistent with the following standards: business class travel and hotels of international standard.

(b) PME will require that all physicians involved in the treatment of Patients have all required licenses for the practice of their respective specialties at the Facilities. In addition, PME and/or the Facilities will carry, and cause physicians treating Patients to carry, professional liability insurance if and when such insurance becomes customary for premier healthcare facilities or physicians within the Country. Written evidence of such insurance coverage in customary amounts will be provided to JHI within fifteen (15) days after any request by JHI.

(c) PME will comply with all applicable laws and regulations and will obtain and maintain in effect all required licenses and permits for the construction and operation of the Facilities and its other businesses (if any). Among other things, PME will comply with all requirements relating to fire, safety, and health and the requirements of any insurance companies covering any of the risks against which the Facilities are insured by PME. If JHI or any of its subcontractors becomes subject to any legal action or administrative proceeding within the Country as a consequence of entering into this Agreement or providing the Services, JHI shall be entitled to obtain, at the expense of PME, such legal advice and representation regarding applicable laws as JHI reasonably deems advisable, including, without limitation, opinions of counsel. JHI shall in no event be required by this Agreement or PME to take any action, or to refrain from taking any action, if JHI, acting in good faith and after reasonable investigation, is uncertain as to the legal consequences of any such act or failure to act.

(d) Unless otherwise agreed in writing by JHI, communications with all JHM physicians and other JHI or JHM personnel by either PME or any Facility must be in English with PME to bear the responsibility and cost for any necessary translators.

(e) As a condition to commencement of any Services by JHI, PME will provide JHI, at PME's expense, with an opinion of counsel licensed to practice law in the Country stating that the provision of Services by JHI or any other Hopkins Party pursuant to this Agreement do not (i) require licensing or obtaining of any permits or approvals by JHI or JHM physicians in the Country or in any political subdivision of the Country; or (ii) violate any law, rule or regulation of the Country or any political subdivision of the Country; or (iii) subject JHI to any form of taxation in the Country or any political subdivision of the Country. The form and content of such opinion and the identity of the law firm rendering the opinion shall be acceptable to JHI in its reasonable discretion.

4. ***Term.*** The term of this Agreement (the "Term") shall commence on the date of its execution and, unless sooner terminated pursuant to Section 8, shall end on the date that is seven (7) years from the date of such execution. JHI may, at its sole option, extend the Term of this Agreement for an additional period of five (5) years. JHI will endeavor to give Notice (hereinafter defined) of its exercise of such extension option at least six (6) months prior to the end of the initial seven (7) year Term of this Agreement; provided that JHI's extension option shall not expire unless and until: (a) PME, within or following such final six (6) month period, gives Notice to JHI that its extension option will expire unless exercised within sixty (60) days after the date of such PME Notice, and (b) JHI fails to exercise its extension option within such sixty (60) day period.

5. ***General Indemnification.*** PME and JHI shall indemnify (subject to the limitation on damages set forth in Section 10 of this Agreement) each other and their respective affiliates, directors, officers, employees and agents, from and against any claims, demands, judgments, costs or expenses (including attorneys' fees and court costs) arising from or based upon acts or omissions of each of them, respectively, or their respective agents in connection with their obligations under this Agreement. Each party shall promptly notify the other in writing of all such claims asserted and actions instituted against it.

6. ***Representations and Warranties.***

A. Compliance with Laws. PME represents and warrants to JHI that it is aware of the requirements of the United States Foreign Corrupt Practices Act ("FCPA" or the "Act") and will not take any action that could violate the Act or expose JHI to liability under the Act. Specifically, PME represents and warrants that in carrying out its responsibilities under this Agreement, or in connection with its business generally, PME and its owners, officers, directors, employees, or agents have not paid and will not pay, offer or promise to pay, or authorize the payment directly or indirectly, of any money, gift or anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person (any such payment is a "Prohibited Payment" as further described in the FCPA). Prohibited Payments do not include facilitating payments and certain expense reimbursements as permitted by the FCPA. PME recognizes that: (a) JHI is not familiar with the laws, rules, regulations, policies and customs of the Country, and (b) JHI will rely on PME to verify that this Agreement and the relationship created between JHI and PME do not violate any law, rule, regulation, policy or custom of the Country or any political subdivisions within the Country. PME specifically represents and warrants that neither the receipt of fees under this Agreement nor performance of the Services under this Agreement is in any respect a violation of the laws, regulations, customs or policies of the Country. JHI shall in no event be required to file any form, provide any report, comply with any law or take any other action required by this Agreement if the consequence would be to cause JHI to violate, or to be penalized under, any law of the United States.

B. General Representations and Warranties. PME and JHI each represent and warrant to the other that:

(a) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement, constitutes, or will constitute, a violation or breach of the organizational and governance documents of such party, or of any Agreement or other instrument to which it is a party, to which it is subject or by which it is bound.

(b) Such party is a duly formed and validly existing entity under the laws of the political subdivision in which it was formed.

(c) The execution and delivery of this Agreement have been approved by the authorized Board of Directors or Trustees of such party to the extent required, and no further action is required on the part of such party to consummate the transactions contemplated hereby. The officers executing this Agreement on behalf of such party have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid and binding upon such party. PME will provide a copy of the Board resolution approving this Agreement within thirty (30) days from the date of this Agreement.

C. *NO RELIANCE ON JHI.* JHI'S ROLE IN CONNECTION WITH THE PROJECT IS STRICTLY LIMITED TO THE PROVISION OF SERVICES AS DESCRIBED IN THIS AGREEMENT, THE PRIMARY PURPOSE OF WHICH IS TO ASSIST PME IN ENHANCING THE OVERALL QUALITY OF HEALTHCARE PROVIDED AT THE FACILITIES. JHI IS NOT FAMILIAR WITH LAWS, BUSINESS CONDITIONS, THE ECONOMICS OF HEALTHCARE OR OTHER FACTORS WITHIN THE COUNTRY THAT MAY PREVENT OR LIMIT THE SUCCESS OF THE PROJECT. NEITHER JHI NOR ANY OTHER HOPKINS PARTY (HEREINAFTER DEFINED) MAKES ANY REPRESENTATION OR WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, TO PME OR ANY OTHER PARTY WITH RESPECT TO PATIENT VOLUMES, REIMBURSEMENT OR PAYMENT RATES FOR CASES, AVAILABILITY OF QUALIFIED PHYSICIANS OR OTHER HEALTHCARE PROFESSIONALS, CONSTRUCTION OR OPERATING COSTS OR ANY OTHER FACTORS THAT MIGHT AFFECT THE FINANCIAL VIABILITY OR ECONOMIC SUCCESS OF THE PROJECT. PME ACKNOWLEDGES AND AGREES THAT: (A) UNLESS OTHERWISE SPECIFICALLY AGREED IN WRITING BY JHI, ANY EVALUATION, STUDY OR REPORT PREPARED BY JHI OR ANY OTHER HOPKINS PARTY REGARDING THE PROJECT WAS PREPARED SOLELY FOR ITS OR THEIR OWN BENEFIT, AND (B) PME IS NOT RELYING IN ANY MANNER ON ANY SUCH EVALUATION, STUDY OR REPORT. WITHIN FIFTEEN (15) DAYS AFTER REQUEST FROM JHI, PME WILL ALSO PROVIDE JHI WITH WRITTEN ACKNOWLEDGMENT FROM ANY LENDER OR INVESTOR PROVIDING ANY FUNDS TO BE USED IN CONNECTION WITH THE PROJECT THAT SUCH LENDER OR INVESTOR IS IN NO MANNER RELYING UPON JHI WITH RESPECT TO ANY OF THE MATTERS SET FORTH IN THIS SECTION.

7. ***Ownership of Information; Confidentiality.***

A. **Licensed Intellectual Property.** JHI may agree to make protocols, guidelines and other intellectual property available to PME as described in an Authorization (the "Licensed Intellectual Property"). PME shall have a limited, non-exclusive license to use the Licensed Intellectual Property in perpetuity in connection with the Facilities and without charge other than payment as required by the Authorization. Such license for perpetual usage shall not include any

rights of ownership. PME acknowledges that JHI will retain all ownership rights and may provide the same or similar intellectual property to other healthcare facilities. PME agrees not to transfer or assign the Licensed Intellectual Property to any other person or entity and not to use JHI's name in connection with the Licensed Intellectual Property unless otherwise agreed by JHI in an Authorization. In addition, JHI shall have no obligation to update any Licensed Intellectual Property unless otherwise agreed by JHI pursuant to an Authorization.

B. **JHI Systems.** With the exception of the Licensed Intellectual Property, JHI retains both ownership and all other rights (including patent, trademark, copyright and other intellectual property rights) in all systems, manuals, computer software, protocols, practice guidelines, treatment models, methodologies, templates, procedures, concepts and other proprietary information, in whatever form, provided by JHI in the performance of its obligations under this Agreement or developed by JHI in the course of such performance (the "JHI Systems"). Nothing contained in this Agreement shall be construed as a license or transfer to PME or any other party of such JHI Systems or any rights to such JHI Systems, either during the Term or thereafter. Upon the termination or expiration of this Agreement, JHI shall have the right to remove all such JHI Systems (including, without limitation, any back-up or other copies of such JHI Systems), and PME shall upon request deliver to JHI all such JHI Systems in its possession or under its control. JHI may employ, modify, disclose, and otherwise exploit the JHI Systems for any purpose (including, without limitation, providing services or creating programming or materials for other clients).

C. **JHI Systems - Confidentiality.** PME acknowledges that JHI has invested a significant amount of its resources in developing and maintaining the JHI Systems and that the value to JHI of these JHI Systems may be diminished or destroyed if PME discloses the JHI Systems or any portion thereof to a third party. Accordingly, PME agrees to maintain the confidentiality of the JHI Systems including, at a minimum, taking those steps that it would take to protect its own confidential information. PME shall not duplicate or permit the duplication of any portion of the JHI Systems and, to the extent within PME's control, shall not permit access to the JHI Systems by any third party other than on a strict "need to know" basis and in the ordinary course of business. PME shall not loan or lease to, or otherwise permit the use of, any of the JHI Systems by, any other person or entity, regardless of its relationship to PME. PME shall notify JHI of any suspected or actual breach of these confidentiality requirements. The provisions of this Section shall survive any termination or expiration of this Agreement.

8. ***Default.*** In the event of a default by either party under this Agreement, the non-defaulting party may give Notice to the defaulting party specifying the nature of the default. If the default is not cured within the applicable Cure Period (hereinafter defined), the non-defaulting party may terminate this Agreement, sue for damages, seek injunctive relief or exercise any other rights and remedies provided by law. The term "Cure Period" means: (a) thirty (30) days in the case of monetary defaults, and (b) forty-five (45) days in the case of non-monetary defaults, which forty-five (45) day period shall be extended for such additional period of time as is reasonably necessary to cure any default that by its nature cannot be cured within forty-five (45) days. In addition, either party may terminate this Agreement immediately upon Notice if the other party: (a) becomes bankrupt or goes into liquidation or winding-up, whether voluntarily or involuntarily, or enters into any composition or arrangement with, or for the benefit of, creditors or allows any final, non-appealable judgment against

it to remain unsatisfied for a period of sixty (60) days, (b) makes any warranty or representation in this Agreement which is materially false or misleading, or (c) defaults under the Licensing Agreement of even date herewith between PME and JHI and such default continues uncured beyond any applicable notice and cure period provided in the Licensing Agreement. JHI may also elect to terminate this Agreement if either: (a) the initial Facility has not been fully completed and opened for business (with, among other things, all applicable permits and licenses issued) within twelve (12) months from the date of this Agreement, or (b) JHI exercises any right it may have to terminate the Licensing Agreement for reasons other than a PME default or (c) Herbert Wong ceases to retain executive managerial control of PME, or (d) Herbert Wong ceases to own at least 10% of the ownership interests in PME.

9. ***Insurance.***

(a) PME, at its cost, shall maintain such insurance coverages with respect to the Project as are normally carried with respect to comparable facilities in the Country, which coverages shall include, but not be limited to, the following (with amounts specified to be subject to increase from time to time to reflect both inflation and increasing levels of insurance that are customarily maintained by similar businesses):

(i) All risk, fire and extended coverage at full replacement cost for all buildings, equipment and other personal property of PME;

(ii) General liability coverage in the amount of not less than US$1,000,000 per occurrence and US$3,000,000 in the aggregate;

(iii) Professional liability coverage in customary amounts if and when maintenance of professional liability coverage becomes customary for premier healthcare facilities within the Country; and

(iv) Any mandatory statutory coverage, including, without limitation, worker=s compensation.

(b) JHI and/or JHM at their cost shall maintain the following insurance coverages:

(i) General liability coverage in the amount of not less than US$1,000,000 per occurrence and US$3,000,000 in the aggregate; and

(ii) Professional liability coverage in an amount of not less than US$3,000,000 per occurrence.

(c) All insurance required by this Section shall be maintained through insurance carriers reasonably acceptable to the other party. Each party will provide the other, within fifteen (15) days after request, with a certificate evidencing such coverage. In addition, with respect to general liability coverage of PME, JHI shall be named as an additional insured and the policy shall contain an

endorsement requiring that JHI be given thirty (30) days prior written notice of any change in or cancellation of coverage.

10. *Damages.*

A. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER ANY HOPKINS PARTY NOR PME SHALL BE LIABLE IN ANY MANNER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES. JHI AND PME IRREVOCABLY WAIVE ANY RIGHT TO SEEK SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES AND ACKNOWLEDGE THAT SUCH WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTY TO ENTER INTO THIS AGREEMENT. IN ADDITION, PME AGREES THAT THE HOPKINS PARTIES SHALL NOT BE LIABLE TO PME FOR ANY ACTIONS, DAMAGES, CLAIMS, LIABILITIES, COSTS, EXPENSES OR LOSSES IN ANY WAY ARISING OUT OF OR RELATING TO THE SERVICES PERFORMED HEREUNDER FOR AN AGGREGATE AMOUNT IN EXCESS OF US$250,000. SUCH LIMITATION ON DAMAGES SHALL NOT PRECLUDE PME FROM SEEKING INJUNCTIVE RELIEF AGAINST JHI.

B. PME IRREVOCABLY WAIVES ANY OTHER RIGHT, CLAIM OR CAUSE OF ACTION, WHETHER NOW OR HEREAFTER ARISING, AGAINST JHI OR ANY OTHER HOPKINS PARTY. PME ACKNOWLEDGES THAT JHI WOULD NOT HAVE ENTERED INTO THIS AGREEMENT IN THE ABSENCE OF THIS WAIVER.

C. THE PREVAILING PARTY IN ANY LITIGATION INITIATED PURSUANT TO THIS AGREEMENT SHALL BE ENTITLED TO COLLECT COURT COSTS AND REASONABLE ATTORNEYS' FEES FROM THE OTHER PARTY.

11. ***LIMITATION ON WARRANTIES.*** THIS IS A SERVICES ENGAGEMENT. JHI WARRANTS THAT IT WILL PERFORM SERVICES HEREUNDER IN GOOD FAITH. JHI DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12. ***Failure to Perform.*** If PME fails to pay or perform any of its obligations under this Agreement and such failure continues uncured for thirty (30) days after written notice from JHI (except with respect to any matter involving an imminent threat to patient safety, in which event JHI may take appropriate action without any prior notice), JHI may, but shall not be obligated to, pay or perform such obligation on behalf of PME. In such event, JHI shall provide PME with prompt written notice of its payment or performance of such obligation. Any amounts paid by JHI on behalf of PME or expenses or costs incurred by JHI in performing any obligation of PME shall be due and payable by PME to JHI within fifteen (15) days after a demand for payment by JHI. To the extent not paid when due, such sums shall accrue interest until paid in full at the rate of 10% per annum.

13. ***Confidentiality.*** PME and JHI acknowledge and agree that all information communicated to either PME or JHI by the other party in connection with this Agreement and marked

"CONFIDENTIAL" shall be received in confidence, shall be used only for purposes of this Agreement, and no such confidential information shall be disclosed by the respective parties or their agents or personnel without the prior written consent of the other party. Except to the extent otherwise required by applicable law or professional standards, the parties' obligations under this Section do not apply to information that: (a) is or becomes generally available to the public other than as a result of wrongful disclosure by PME or JHI, (b) was known to either PME or JHI or had been possessed by PME or JHI prior to execution of this Agreement, (c) was independently developed by PME or JHI without violation of this Agreement, or (d) PME and JHI agree from time to time to disclose. Each party shall be deemed to have met its nondisclosure obligations under this Section as long as it exercises the same level of care to protect the other's information as it exercises to protect its own confidential information, except to the extent that applicable law or professional standards impose a higher requirement. If either party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the other party's confidential information, such party shall provide prompt written notice to the other party of such demand in order to permit such party to seek a protective order. So long as the notifying party gives notice as provided herein, the notifying party shall thereafter be entitled to comply with such demand, subject to any protective order or the like that may have been entered in the matter.

14. ***No Solicitation.*** PME agrees that it will not, directly or indirectly, solicit or hire any employee of JHI or JHM, their subsidiaries and affiliates, who has performed any duties in connection with this Agreement during and for a period of twelve (12) months after the termination of this Agreement without JHI's prior written consent. JHI agrees that it will not, directly or indirectly, solicit or hire any employee of PME, its subsidiaries and affiliates, who has performed any duties in connection with this Agreement during and for a period of twelve (12) months after the termination of this Agreement without PME's prior written consent.

15. ***Assignment.*** Except as provided in the following sentence, neither party may assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the other party, which consent may be granted or denied in such party's sole and absolute discretion. JHI may elect to assign all or certain of its rights and obligations hereunder, without PME's consent, to JHU or JHHS.

16. ***Force Majeure.*** Neither PME nor JHI shall be liable for any delays resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority. An event of force majeure shall in no event excuse any failure to make a monetary payment when due pursuant to this Agreement whether caused by lack of financial resources or otherwise.

17. ***Limitation on Actions.*** No action, regardless of form, arising under or relating to this Agreement, may be brought by either party more than one (1) year after the cause of action has accrued.

18. ***Confidentiality of Patient Records.*** JHI and PME shall each maintain the confidentiality of all Patient records in accordance with applicable laws and regulations. JHI and PME

shall each have the right, however, to use Patient data in a manner that does not identify specific Patients. PME agrees to provide JHI with access to such Patient data.

19. *Entire Agreement.* This Agreement constitutes the entire understanding of the parties with respect to the matters set forth herein and shall not be contradicted or supplemented by evidence of any prior or contemporaneous written or oral negotiations.

20. *Amendments.* This Agreement may only be amended or modified by a written document specifically referencing this Agreement and signed by PME and JHI.

21. *Waiver of Breach.* The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of this Agreement. Any such waiver must be in writing and signed by the party against which enforcement of the waiver is sought.

22. *Estoppel Certificate.* At any time during the Term, either party may, by written notice, request from the other party a written statement (addressed to the requesting party and/or such third party as it may designate) certifying that such other party is not aware of any uncured breaches of this Agreement by the requesting party and has no reason to believe any such breaches exist. If on or before thirty (30) days from the date of such request, the other party fails either to give the requested certificate or to give notice of all claimed uncured breaches, then any and all breaches by the requesting party that occurred prior to the date of the request and of which the other party had actual knowledge shall be deemed waived by the other party. A waiver of any breach of this Agreement shall not constitute a waiver of any future breaches of this Agreement, whether of a similar or dissimilar nature.

23. *Independent Contractor.* Each party to this Agreement is an independent contractor. None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any partnership, joint venture or other relationship between such parties.

24. *No Third-Party Beneficiaries.* The obligations of each party to this Agreement shall inure solely to the benefit of the other party, and no person or entity shall be a third party beneficiary of this Agreement.

25. *Governing Law.* This Agreement shall be governed in all respects by the laws of the State of Maryland, but disregarding for such purpose any conflict of law provisions.

26. *Dispute Resolution; Forum.*

(a) In the event any dispute arises between JHI and PME regarding this Agreement, the parties will first attempt to resolve the dispute by a meeting between their chief executive officers to occur within thirty (30) days after either party gives Notice to the other of a dispute. If unsuccessful, the parties will then endeavor for a succeeding thirty (30) day period to hold a non-binding mediation before a mutually selected independent mediator in an effort to resolve the dispute.

(b) If the above efforts to resolve the dispute are unsuccessful, either party may then commence litigation as provided in this paragraph. Each of the parties to this Agreement hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the courts of Baltimore County, Maryland for any proceeding arising in connection with this Agreement and each such party agrees not to commence any such proceeding except in such courts, and (ii) waives any objection to the laying of venue of any such proceeding in the courts of Baltimore County, Maryland.

27. ***Trial by Jury.*** EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER OR CONTROVERSY ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED HEREIN. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

28. ***Notices.*** Any notices or other communications required by this Agreement (a "Notice") shall be sent by Federal Express or similar overnight courier service and addressed as follows:

PME:	JHI:
Herb Wong 740 Polo Club Drive Austin, TX 78737 Facsimile: (512) 301-3748	720 Rutland Avenue Suite 100 Baltimore, MD 21205, USA Attention: Steven J. Thompson Facsimile: (410) 955-0889

With a copy to:

The Johns Hopkins Health System
Corporation
Attn: General Counsel
600 N. Wolfe Street, Admin. 400
Baltimore, Maryland 21287-1914
Facsimile: (410) 955-0636

The time period for any Notice to be given pursuant to this Agreement shall start to run when such Notice is delivered to the courier. Any change of address for Notices shall not be effective until the other party has actually received the change of address. A copy of any Notice shall also be sent by facsimile transmission to the above numbers, respectively, on the date delivered to such courier.

29. ***Invalid Provisions.*** If, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority to be, in any respect invalid or unenforceable, such determination shall not nullify any of the other terms and provisions of this Agreement. In addition, unless otherwise agreed to in writing by the parties, in order to prevent the invalidity or unenforceability of such provision or provisions of this Agreement, such provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision or regulation.

30. ***Successors and Assigns.*** This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

31. ***Preparation.*** Each party and their respective legal counsel have cooperated in the drafting of this Agreement. This Agreement shall be deemed, therefore, to be their joint work product and shall not be construed against any party on the basis of its preparation.

32. ***Counterparts.*** This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

33. ***Descriptive Headings.*** The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WITNESS:

[signature]

JOHNS HOPKINS INTERNATIONAL, L.L.C

By: [signature] (SEAL)
Steven J. Thompson
CEO

WITNESS:

[signature]

PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

By: [signature] (SEAL)
Name: HERBERT WONG
Title: CEO, Chairman

Consulting / Education Agreement.

EXHIBIT A TO EDUCATIONAL AND CONSULTING SERVICES AGREEMENT BETWEEN JOHNS HOPKINS INTERNATIONAL, LLC AND PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

Consulting services related to obstetrics and gynecology.

EXHIBIT B TO EDUCATIONAL AND CONSULTING SERVICES AGREEMENT BETWEEN JOHNS HOPKINS INTERNATIONAL, LLC AND PROACTIVE MEDICARE ENTERPRISES (HONG KONG) LIMITED

Consultancy Fee Rates	To Proactive Per Day	Per Hour
Departmental Director	$4,000.00	$500.00
Divisional Director	$2,500.00	$312.50
Medical Provider	$2,000.00	$250.00
Nursing Administrator	$1,000.00	$125.00
Nurse Manager	$680.00	$85.00
Clinical Nurse Specialists/Educators	$500.00	$62.50
Stipend to Traveler	$1,000.00	
Travel Time Compensation: 4 hours to be added to actual flight time for reimbursement at the above rates		

Observership:	To ProAc
Two weeks	$7,000.00
One week	$4,000.00

Protocols	
Consulting fee for Protocols	$28,000.00
Annual update consulting fee for Protocols	$12,000.00